Exhibit 3.1

EXEMPTED Company Registered and filed as No. 348108 on 07 Feb 2019 Assistant Registrar THE COMPANIES LAW (AS AMENDED) EXEMPTED COMPANY LIMITED BY SHARES MEMORANDUM OF ASSOCIATION OF QILIAN INTERNATIONAL HOLDING GROUP LIMITED 1. The name of the Company is Qilian International Holding Group Limited 2. The Registered Office of the Company will be at the offices of Avalon Trust & Corporate Services Ltd., Landmark Square, 1st Floor, 64 Earth Close, PO Box 715, Grand Cayman KY1 1107, Cayman Islands with a registered branch office at such other places as the Directors may from time to time decide. 3. The objectives for which the Company is established are unrestricted and the Company shall have full power and authority to carry out any object not prohibited by the laws of the Cayman Islands. 4. The liability of each member is limited to the amount from time to time unpaid on such member’s shares. 5. The authorized share capital of the Company is USD50,000.00 divided into 50,000,000 Ordinary Shares with a par value of USD0.001 each, with the power for the Company insofar as is permitted by law, to redeem or purchase any of its shares and to increase or reduce the said capital subject to the provisions of the Companies Law (as amended) and the Articles of Association and to issue any part of its capital, whether original, redeemed or increased with or without any preference, priority or special privilege or subject to any postponement of rights or to any conditions or restrictions and so that unless the conditions of issue shall otherwise expressly declare every issue of shares whether declared to be preference or otherwise shall be subject to the powers hereinbefore contained. Auth Code: A86345323108 www.verify.gov.ky

EXEMPTED Company Registered and filed as No. 348108 on 07 Feb 2019 Assistant Registrar We, the subscriber to this Memorandum of Association, wish to form a company limited by shares pursuant to this Memorandum; and we agree to take the number of shares in the Capital of the Company shown opposite our name. Name, address and description of Subscriber Number of shares taken Avalon Ltd. 1 (one) PO Box 715 GRAND CAYMAN Management Company Andrew Galloway Tasha Menzies for Avalon Ltd. Witness to the above signatures Ralph Woodford Address: PO Box 715 GRAND CAYMAN Occupation: Director DATED this 06th day of February, 2019. 2 Auth Code: A86345323108 www.verify.gov.ky